Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Unizan Financial Corp. of our report dated January 24, 2003, on Unizan Financial Corp’s consolidated financial statements included in the Annual Report on Form 10-K of Unizan Financial Corp. for the year ended December 31, 2002.

/s/    Crowe Chizek and Company LLC

Cleveland, Ohio

July 11, 2003